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                                 Exhibit (6)(f)

                 STATE STREET RESEARCH INVESTMENT SERVICES, INC.
                              One Financial Center
                        Boston, Massachusetts 02111-2690


                                 Date:  September 1, 2000


State Street Research Equity Index Fund ("Fund")
   a series of State Street Research Master Investment Trust ("Trust") One Financial Center
Boston, Massachusetts  02111

Ladies and Gentlemen:

         State Street Research Investment Services, Inc. ("Distributor") voluntarily undertakes to pay certain expenses of the Fund up to an amount which will enable the Fund to maintain a level of actual total operating expenses of approximately 0.35% of net assets, or as otherwise mutually agreed from time to time by the Distributor and Board of Trustees of the Trust on behalf of the Fund ("Expense Benchmark"). The following expenses are excluded from this undertaking: Rule 12b-1 fees and any other class specific expenses, interest, taxes, brokerage commissions, and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund's business. The Distributor may unilaterally cease to pay Fund expenses pursuant to this undertaking at any time.

         The Distributor is entitled to payment from the Fund for the amount of expenses paid on behalf of the Fund when the Fund's actual total operating expenses are less than the Expense Benchmark then in effect, provided that the effect of such payment does not cause the Fund to exceed the lower of (a) the Expense Benchmark then in effect or (b) the Expense Benchmark in effect in the year that the expenses were originally paid. The Distributor will not be entitled to such repayments from the Fund after the end of the fifth fiscal year of the Fund following the year in which the expenses were originally paid.

                                 Sincerely,

                                 State Street Research Investment Services, Inc.



                                 By: /s/ Kevin N. Wilkins
                                     ------------------------------------
                                     Kevin N. Wilkins
                                     Executive Vice President

Acknowledged and accepted:

State Street Research Equity Index Fund
   a series of State Street Research Master Investment Trust



By: /s/ Douglas A. Romich
    ----------------------------
    Douglas A. Romich
    Assistant Treasurer